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                                                                    EXHIBIT 99.1


UNIVERSAL COMPRESSION AND GAS COMPRESSION SERVICES SIGN DEFINITIVE MERGER AGREEMENT

HOUSTON, August 7, 2000 - Universal Compression Holdings, Inc. (NYSE: UCO) and privately-held Gas Compression Services, Inc. ("GCSI") today announced that they have signed a definitive merger agreement under which Universal Compression Holdings will acquire the Traverse City, Michigan- headquartered GCSI in a cash and stock transaction.

Under the terms of the merger agreement, GCSI will merge with and into a wholly-owned operating subsidiary of Universal Compression Holdings. The shareholders of GCSI will receive an aggregate of $12 million in cash, and a number of shares of newly issued Universal Compression Holdings common stock valued at $46 million, while Universal will assume $53 million in debt and operating leases. The exact number of shares will be based on the trading price of the common stock on the New York Stock Exchange for a specified trading period before consummation of the merger. The transaction is subject to customary closing conditions, including regulatory approvals, and is expected to be consummated by the end of September.

"We are very pleased to have reached this agreement with GCSI," said Universal Compression president and chief executive officer Stephen Snider. "GCSI has been a longstanding, high-quality provider of contract compression services. We are very pleased that they have chosen to join with Universal Compression. We are committed to continuing the reputation for service that Mr. R. James Helton, the founder of GCSI, and his employees have built over the last twenty years.

"The merger with GCSI is in keeping with our growth strategy and is another of the steps we are taking to create shareholder value by enhancing our position as one of the leaders in the gas compression services industry. GCSI adds approximately 170,000 owned horsepower of high quality equipment, all of which is located domestically and enjoys excellent utilization rates, plus GCSI operates a significant amount of third party-owned equipment. The combination will bring to Universal Compression GCSI's fabrication and overhaul facilities in Michigan and Texas and increase Universal's presence with several key customers. As a result, the merger will provide Universal with a stronger position in the Northeastern United States and the Austin Chalk producing area in Texas. Because our two businesses are very similar with respect to operating procedures and equipment, we are confidant the two companies' operations can be integrated quickly and without difficulty," Snider said.

Universal Compression said the addition of the GCSI units should bring the total size of the combined companies' owned fleet to approximately 825,000 horsepower. Universal's management believes that GCSI's reputation for high quality, well-maintained equipment as well as its excellent service reputation, indicates that the merger should be seamless to GCSI's well-developed base of customers. This should provide opportunities for the combined companies to generate increased revenues and earnings while maintaining high utilization rates.

The merger is expected to be immediately accretive to Universal's earnings per share.


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Universal Compression Holdings, Inc., together with its operating subsidiary
Universal Compression, Inc., is headquartered in Houston, Texas, and is a leading natural gas compression services company, providing a full range of rental, sales, operations, maintenance and fabrication services, and products to the domestic and international natural gas industry.

Gas Compression Services, Inc., is headquartered in Traverse City, Michigan, and is a leading provider of a broad array of natural gas compression rental, operations and maintenance services in the U.S., which is complemented by its compressor equipment fabrication operations. GCSI had fiscal 1999 revenues of approximately $34 million.

Statements about Universal Compression Holdings' or Gas Compression Services' outlook and all other statements in this release other than historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors, many of which are outside Universal Compression Holdings' and Gas Compression Services' control, that could cause actual results to differ materially from such statements. While Universal Compression Holdings and Gas Compression Services believe that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in predicting certain important factors that could impact the future performance of each business and the consummation or ultimate outcome of the proposed merger. These factors, when applicable, are discussed in Universal Compression Holdings' filings with the Securities and Exchange Commission, copies of which are available to the public. Universal Compression Holdings and Gas Compression Services disclaim any intention or obligation to revise any forward-looking statements whether as a result of new information, future event, or otherwise.